EXHIBIT 10.2

Fairwind Energy Inc.
234 Monarch Bay Plaza, Suite 254
Monarch Beach, California 92629

April 30, 2014

Michael Winterhalter

This letter agreement, dated April 30, 2014 memorializes the terms and conditions of an agreement of compensation by and between Michael Winterhalter (“Winterhalter”) and FairWind Energy Inc., a Nevada corporation (the “Company”).

1. Compensation.  The Company agrees to pay Winterhalter, for a term which expires on October 9, 2015, $5,000 per month, as consideration for Winterhalter serving and performing his duties as a non-employee President of the Company.  Any payment to Winterhalter shall be made only after performance of services and duties for a period of not less than one month.  The Company may unilaterally decide to not pay Winterhalter at any time without any liability or debt accruing to the Company.  Winterhalter shall have such executive responsibilities and duties as are assigned by the Board of Directors of the Company and are consistent with the office of President.  This Agreement shall be retroactive to April 18, 2013.

2. Assignment.  This letter agreement may not be assigned unless the Company and Winterhalter consent in writing to such assignment.

Very truly yours,

FAIRWIND ENERGY, INC.

By:	/s/ Michael Winterhalter
Name: Michael Winterhalter
Title: President

Agreed and Accepted this 30th day of April, 2014:

By:	/s/ Michael Winterhalter
Name: Michael Winterhalter (individually)